Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 2, 2026, relating to the financial statements and financial statement schedule of UnitedHealth Group Incorporated and the effectiveness of UnitedHealth Group Incorporated’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of UnitedHealth Group Incorporated for the year ended December 31, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/S/ DELOITTE & TOUCHE LLP
Minneapolis, Minnesota

March 2, 2026